Exhibit 99.2

DUNKIN’ BRANDS ANNOUNCES 2016 RETIREMENT OF JOHN COSTELLO, PRESIDENT, GLOBAL MARKETING AND INNOVATION

Responsibilities to be assumed by current members of marketing leadership team

CANTON, MA (April 23, 2015) – Dunkin’ Brands, the parent company of Dunkin' Donuts and Baskin-Robbins, today announced that John Costello, President, Global Marketing and Innovation, 67, has decided to retire in the middle part of 2016. Mr. Costello will remain President, Global Marketing and Innovation, until he retires next year and will continue to report to Nigel Travis, Dunkin’ Brands Chairman and CEO. As of May 1, 2015, he will transition to a new, more strategic role focused largely on the evolution of the Company’s brands with a special emphasis on Dunkin’ Brands’ international businesses. The Company will not be replacing Mr. Costello, and will instead promote two members of the senior marketing leadership team to assume his current responsibilities.

"Since joining the company in 2009, John has played a pivotal role in Dunkin’ Brands’ success, and we are delighted that he will stay with us into next year to continue to provide us with the benefit of his strategic insights,” said Nigel Travis, Dunkin' Brands Chairman and CEO. “Thanks in great part to John, we have delivered brand-differentiating marketing campaigns for Dunkin’ Donuts and Baskin-Robbins, both domestically and abroad; introduced hundreds of high margin, innovative menu items that have driven comp sales; positioned our company as a leader in the digital marketing space with such initiatives as the launch of the Dunkin’ Mobile® App, the DD Perks loyalty program and Baskin-Robbins online cake ordering; and grown our consumer packaged goods business. John has also built a strong marketing team with proven leaders ready to assume John’s responsibilities and take our brands to new levels of success.”

"I am proud of all we have been able to achieve together at Dunkin’ Brands since 2009, and during the remainder of my time with the company I will be taking an active role in positioning the company for future success,” said John Costello, Dunkin’ Brands President, Global Marketing and Innovation. “I look forward to continuing to work with the company and supporting the extremely talented marketing and product innovation leadership team that will succeed me. I am also excited about the focus I will be able to place on our international assets and look forward to accelerating the evolution of our brands outside the United States.”

With Mr. Costello’s transition, Scott Hudler, 42, Vice President of Global Consumer Engagement, will report directly to Nigel Travis. Mr. Hudler will continue to lead Dunkin’ Donuts’ U.S. digital, media, loyalty and advertising strategies. In addition to his Dunkin’ Donuts U.S. responsibilities, he will now oversee Dunkin’

Donuts International and Baskin-Robbins International advertising and digital media strategies. A marketing executive with Dunkin’ Brands for the past eight years, Mr. Hudler has a wealth of brand marketing experience. Prior to his current position, he was Vice President of Dunkin’ Donuts Brand Marketing. Prior to Dunkin’ Brands, he held marketing positions with both Mars, Inc. and Popeye’s Louisiana Chicken.

Chris Fuqua, 40, is being named Vice President, Dunkin’ Donuts Brand Marketing & Global Consumer Insights & Product Innovation. For the past three years, Mr. Fuqua has overseen Dunkin’ Donuts’ U.S. marketing programs, as well as the development of the food and beverage innovation strategies that have resulted in the brand’s expanded and very successful new product pipeline. In addition to maintaining those responsibilities, he will assume responsibility for Dunkin’ Donuts U.S. field marketing, as well as product innovation and consumer insights for Dunkin’ Donuts and Baskin-Robbins on a global basis. Mr. Fuqua has been with Dunkin’ Brands since 2009 and joined the company as Senior Director of Strategy before assuming the Vice President of Dunkin’ Donuts Brand Marketing position. Prior to Dunkin’ Brands, Mr. Fuqua was with McKinsey & Company, one of the world’s leading management consulting firms, where he led numerous engagements with Retail and Consumer Packaged Goods clients. Mr. Fuqua will report to Paul Twohig in Mr. Twohig’s role as President, Dunkin’ Donuts U.S., with the goal of driving further alignment across the Dunkin’ Donuts U.S. system.

The Company also announced that Scott Murphy, 42, Chief Supply Officer and Senior Vice President International, will expand his responsibilities to include operational oversight of Dunkin’ Donuts and Baskin-Robbins Europe. For the past year, Mr. Murphy has been responsible for operational oversight of Dunkin’ Donuts and Baskin-Robbins Latin America. Mr. Murphy will continue to report to Nigel Travis and serve on the Dunkin’ Brands Leadership Team.

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About Dunkin' Brands Group, Inc.
With more than 18,900 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2014, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,300 Dunkin' Donuts restaurants and more than 7,500 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200